SUB-ITEM Q1 EXHIBITS:


AMENDMENT #14
TO THE BY-LAWS
OF
FEDERATED U.S. GOVERNMENT SECURITIES FUND:  2-5 YEARS

Effective June 1, 2013

	Strike Section 5. Powers of Executive C ommittee from ARTICLE III - POWERS AND DUTIES
OF THE EXECUTIVE AND OTHER COMMITTEES and replace with the following:

	Section 5.  Powers of Executive Committee.
During the intervals between the Meetings of the Trustees, the Executive Committee, except as l imited by the By-Laws of the Trust or by specific directions of the Trustees, shall possess an d may exercise all the powers of the Trustees in the management and direction of the business and c onduct of the affairs of the Trust in such manner as the Executive Committee shall deem to be in the best interests of the Trust, and shall have power to authorize the Seal of the Trust (if ther e is one) to be affixed to all instruments and documents requiring the same. Notwithstanding the foreg oing, the Executive Committee shall not have the power to elect or remove Trustees, increase or decrease the number of Trustees,
elect or remove any Officer, issue shares or recommend t
o shareholders any action requiring
shareholder approval.

      Insert the following into ARTICLE VIII, AGREEMENTS
, CHECKS, DRAFTS, ENDORSEMENTS,
ETC. and renumber the remaining sections accordingly:
	Section 2.  Delegation of Authority Relating to
 Dividends.  The Trustees or the Executive
Committee may delegate to any Officer or Agent of the T rust the ability to authorize the payment of dividends and the ability to fix the amount and other terms of a dividend regardless of whether or not such dividend has previously been authorized by t he Trustees.

	The title of ARTICLE VIII is deleted and replaced as follows: "AGREEMENTS,
CERTAIN DELEGATION, CHECKS, DRAFTS, ENDORSEMENTS, ETC."